April 5, 2021

TO:
All Stockholders
(Addressed Individually)

SUBJECT:
Report from the President

FHLBNY Files 2020 Form 10-K – Stability Throughout the Year

On March 19, 2021, we filed the FHLBNY’s 2020 Form 10-K with the SEC, closing the book on a most unique, challenging and volatile year. Even today, more than a year from the onset of the COVID-19 pandemic, communities across the nation continue to grapple with its impact. We see the true depth of this impact in our own region, from shuttered small businesses and empty classrooms to municipalities struggling with budget shortfalls and infection rates above the national average. But we also see our members continue to rise to these challenges, supporting your customers and communities throughout a most tumultuous period. And as reflected in our 10-K filing, throughout this period, our members have had a stable and reliable partner in the FHLBNY.

As we reported last month, your cooperative posted strong performance throughout 2020, with $442.4 million in net income. Our advances came down from the record levels we experienced in March 2020 at the onset of the health crisis, but we still finished the year at a strong level, with $92.1 billion in liquidity flowing through communities across our District. At year-end 2020, our total assets stood at $137 billion, and during the year we grew our retained earnings by $108.6 million, further bolstering our balance sheet.

Focused on Our Mission

As our strong 2020 results show, throughout the year we successfully acted on our mission by providing our members with constant and reliable access to funding amid as challenging an operating environment as any of us have experienced. This success was, and is, driven by our unwavering focus on our members, which positions us to not only meet member needs, but to work together to support our communities, as well.

On March 4, 2021, we made an additional $2 million in Small Business Recovery Grant (“SBRG”) Program funding available to our members. The grant dollars went quickly, reflecting both the continued need for support across our District and the strength of our partnership with our members. This most recent round follows the $8 million in SBRG Program funding we made available through our COVID-19 Relief Program last year, which our members quickly put to work. More than 60 members participated in the SBRG Program in 2020, bringing grant funding to 750 small businesses and 486 non-profits in communities across our District, helping businesses keep their doors open and their people employed, and supporting non-profits as they continue to provide aid amid the pandemic.

We had 23 members participate in this most recent SBRG Program round, with an additional 20 institutions submitting requests after all funds had already been allocated. These members were placed on a waitlist, and we are reviewing how to prioritize these requests if and when additional SBRG Program funds become available this year.

Mortgage Asset Program Momentum Continues

The Small Business Recovery Grant Program was not the only initiative we launched in 2020 to support our members. In November 2020, we proudly launched our newest business line: the Mortgage Asset Program (“MAP”), our new secondary market program specifically catered to our members and local markets. The development of MAP reflects not only our continued focus on meeting our members’ ever-changing needs, but how our collaborative and supportive culture breeds innovation and drives our business forward. That we were able to launch MAP and keep up its momentum amid both the global pandemic and our resulting remote posture speaks to the talent of our team and our overall dedication to serving our members. Last month, we officially exited our prior secondary market product, the Mortgage Partnership Finance Program, and, as we continue to onboard new Participating Financial Institutions to the MAP platform, we look forward to utilizing MAP to continue to help our members fund mortgages and be more competitive in offering fixed-rate mortgage loan products.

The Full Value of Membership

Our MAP product and the SBRG Program are just two of the many ways we help meet member needs beyond the daily availability of our advances. Our highly rated Letters of Credit support members’ balance sheet management strategies and housing, community and economic development activities. Our Municipal Letters of Credit help members collateralize state, city and local government deposits, further strengthening their relationships with the communities they serve. And our Community Investment products and programs, from our Community Lending Program to our Affordable Housing Program and Homebuyer Dream Program, enhance our members’ ability to make a tangible and long-lasting impact in these communities.

Advances are our premier product and are key to the value we deliver to our members, but we are designed to grow and shrink our advance book based on member needs. We believe that the main value of Federal Home Loan Bank membership is the reliability we provide, whether that is access to our low-cost liquidity in all markets, whether turbulent or calm, even as other funding sources dry up or are slow out of the gate at the onset of a crisis. Over the past year, as our communities have struggled, we have proudly delivered the full value of membership every day – from record levels of advances at the onset of the crisis to the grant programs that have helped communities, small businesses and households weather the storm. As our region and the nation look to the end of the pandemic and the recovery to follow, your FHLBNY stands ready as your trusted partner to deliver the value that will help raise up the communities we all serve.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.